Exhibit 99.1

Cognex Reports Record Revenue, Earnings and EPS for 2017

NATICK, Mass.--(BUSINESS WIRE)--February 15, 2018--Cognex Corporation (NASDAQ: CGNX) today announced financial results for the fourth-quarter and full-year of 2017. Table 1 below shows selected financial data for Q4-17 compared with Q4-16 and Q3-17, and the year ended December 31, 2017 compared with the year ended December 31, 2016. All periods presented reflect the two-for-one stock split paid in Q4-17.

In Q4-17, the Tax Cuts and Jobs Act of 2017 resulted in a one-time charge to tax expense of $83 million, or $0.46 per share. This amount includes the estimated U.S. tax on unrepatriated foreign earnings, the revaluation of deferred tax positions to the new lower U.S. tax rate, and the recharacterization of certain income under the law. Excluding the estimated impact of U.S. tax reform and other discrete tax items, Cognex set new fourth quarter records for revenue, net income and earnings per share, all from continuing operations.

Table 1

	Revenue	Income/(loss) from Continuing Operations	Income/(loss) per share from Continuing Operations	Non-GAAP Income/(loss) per share from Continuing Operations*
Quarterly Comparisons
Current quarter: Q4-17	$180,365,000	($26,897,000)	($0.16)	$0.25
Prior year’s quarter: Q4-16	$129,322,000	$38,253,000	$0.22	$0.20
Change: Q4-16 to Q4-17	39%	(170%)	(173%)	25%
Prior quarter: Q3-17	$259,739,000	$102,348,000	$0.57	$0.51
Change: Q3-17 to Q4-17	(31%)	(126%)	(128%)	(51%)
Annual Comparisons
Year ended 12/31/2017	$747,950,000	$177,178,000	$0.99	$1.22
Year ended 12/31/2016	$520,753,000	$149,827,000	$0.86	$0.79
Change: 2016 to 2017	44%	18%	15%	54%

*Excludes tax adjustments. A reconciliation from GAAP to Non-GAAP is shown in Exhibit 2 of this news release.

“What a fantastic year for Cognex!” exclaimed Dr. Robert J. Shillman, Founder and Chairman of Cognex. “We set new records for annual revenue, net income and earnings per share, all from continuing operations. Our commitment to our long-term strategy continues to deliver impressive results.”

“Our 2017 achievements reflect the hard work of Cognoids around the world and the entrepreneurial spirit that is an integral part of our corporate culture,” said Robert J. Willett, Chief Executive Officer of Cognex. “We celebrate our success while staying focused on the long term. We believe the markets for our products continue to have significant growth potential as manufacturers look to automate a broadening range of industrial tasks.”

Mr. Willett continued, “Market dynamics were strong in 2017 and that has continued into the first quarter of 2018. Even though Q1 will likely be the lowest revenue quarter of the year, we will invest in new product development, expand our sales force and develop our IT and other infrastructure so that we are ready for the growth we expect in the years to come.”

Summary of the Year

For 2017, Cognex reported record financial results from continuing operations, even with the impact of U.S. tax reform. Each of the three largest industries contributing to revenue—consumer electronics, automotive and logistics—showed double-digit growth, as did all the company’s major geographic regions. Operating income expanded to 35% of revenue from 31% for 2016, even as the company invested for future growth.

Details of the Quarter

Statement of Operations Highlights – Fourth Quarter of 2017

  Cognex reported record fourth quarter revenue in 2017. Revenue increased 39% from Q4-16 and declined 31% from Q3-17. Year-on-year growth came from a variety of industries, including consumer electronics, logistics and automotive. The sequential decrease was due to the Q3-17 timing of large orders from the consumer electronics industry. Outside that industry, revenue increased by more than 10% on a sequential basis.
  Gross margin was 77% for Q4-17 compared with 76% for Q3-17 and 79% for Q4-16. Gross margin decreased year-on-year due primarily to higher service revenue in Q4-17. The increase on a sequential basis is due to a higher margin on product sales than in Q3-17.
  Research, Development & Engineering (RD&E) expenses increased 39% from Q4-16 and 3% from Q3-17. RD&E increased both year-on-year and sequentially due to additional engineering resources and product development costs.
  Selling, General & Administrative (SG&A) expenses increased 41% from Q4-16 and decreased 1% from Q3-17. SG&A increased year-on-year due to investments in sales resources and higher employee-related costs, including commissions and travel. The sequential decrease was a result of the timing of marketing initiatives.
  Cognex reported foreign currency losses of $1,027,000 in Q4-17 and $127,000 in Q3-17, and a foreign currency gain of $478,000 in Q4-16. The foreign currency loss in Q4-17 resulted primarily from the revaluation and settlement of accounts receivable balances reported in one currency and collected in another.
  Investment and other income was $2,923,000 in Q4-17, $2,476,000 in Q4-16 and $2,030,000 in Q3-17. Investment income increased both year-on-year and sequentially because of higher yields and a higher average invested balance. Also contributing to the increase on a sequential basis was an expense in Q3-17 associated with changes to the fair value of contingent consideration related to recent acquisitions.
  The effective tax rate was 150% in Q4-17, 11% in Q4-16 and 9% in Q3-17. Prior to the new U.S. tax law in December 2017, the tax rate was 18% in all periods presented, excluding tax adjustments (which are summarized in Exhibit 2). Notably, the Tax Cuts and Jobs Act of 2017 resulted in a tax adjustment in Q4-17 of $83 million. This amount includes estimated U.S. tax on unrepatriated foreign earnings, the revaluation of net deferred tax assets to the new lower U.S. tax rate, and the recharacterization of certain income under the law. The impact of U.S. tax reform may differ from this estimated tax adjustment, and the estimated charges may accordingly be adjusted over the course of 2018.

Balance Sheet Highlights – December 31, 2017

  Cognex’s financial position as of December 31, 2017, continued to be very strong, with $828 million in cash and investments and no debt. Cash and investments increased by $83 million from the end of 2016, mainly as the result of $224 million in cash generated from operations and $55 million in cash received from the exercise of employee stock options. Cash outflows included $124 million spent to repurchase Cognex common stock, $29 million in dividends paid to shareholders, $29 million for capital expenditures, and $26 million for acquisitions. Cognex intends to continue to repurchase shares of its common stock in Q1-18, subject to market conditions and other relevant factors.
  Accounts receivable increased by $64 million, or 115%, from the end of 2016 due to the company’s substantial revenue growth in 2017 and the timing of invoicing for a material customer.
  Inventories increased by $41 million, or 152%, from the end of 2016 to support the company’s higher business level and to build safety stock.
  Accounts payable and accrued liabilities increased by $39 million, or 75%, from the end of 2016 due to higher accruals for company bonus and sales commissions, both resulting from the company’s strong performance in 2017, and from increased headcount. The bonus and sales commissions will be paid in Q1-18.
  Income taxes payable increased substantially from the end of 2016 primarily due to the one-time charge recorded in Q4-17 for estimated U.S. tax on unrepatriated foreign earnings. Cognex expects to pay that liability over the 8-year period allowed by the Tax Act.

Financial Outlook – Q1 2018

This financial outlook assumes the adoption of a new revenue recognition standard (ASC 606, “Revenue from Contracts with Customers”) that became effective on January 1, 2018. Cognex does not believe this standard will have a material impact on total revenue. For a historical perspective, Exhibit 5 of this news release includes the company’s quarterly Statement of Operations for 2017 adjusted for the impact of the new standard.

  Revenue for Q1-18 is expected to be between $165 million and $175 million, which represents growth between 19% and 26% year-on-year. On a sequential basis, Cognex expects the typical seasonal decline from Q4 to Q1 in factory automation.
  Gross margin is expected to be in the mid-70% range, which is within Cognex’s target range for gross margin under the new revenue recognition standard.
  Operating expenses are expected to increase by mid-single digits on a sequential basis due primarily to the company’s investments in engineering and sales.
  The effective tax rate is expected to be 14% before discrete tax items, reflecting the new U.S. corporate tax rate.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. Non-GAAP presentations exclude the following: (1) stock option expense for calculating non-GAAP adjusted operating income and net income from continuing operations (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate because of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as tax adjustments (because these costs are outside of Cognex’s normal business operations). Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Time (ET). The telephone number is (877) 704-4573 (or (201) 389-0911 if outside the United States). A replay will begin at 8:00 p.m. ET today and will be available until 11:59 p.m. ET on Sunday, February 18, 2018. The telephone number for the replay is (877) 660-6853 (or (201) 612-7415 if outside the United States). The access code for both the live call and the replay is 13674455.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a wide range of image-based products, all of which use artificial intelligence (AI) techniques that give them the human-like ability to make decisions on what they see. Cognex products include machine vision systems, machine vision sensors and barcode readers that are used in factories and distribution centers around the world where they eliminate production and shipping errors.

Cognex is the world's leader in the machine vision industry, having shipped more than 1.5 million vision-based products, representing over $5 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates, expected areas of growth, anticipated tax rates, estimated impact of U.S. tax reform, future product mix, research and development activities, further stock repurchases, investments, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the loss of a large customer; (2) current and future conditions in the global economy; (3) the reliance on revenue from the consumer electronics or automotive industries; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates and the use of derivative instruments; (7) information security breaches or business system disruptions; (8) the inability to attract and retain skilled employees; (9) the failure to effectively manage our growth; (10) the reliance upon key suppliers to manufacture and deliver critical components for our products; (11) the failure to effectively manage product transitions or accurately forecast customer demand; (12) the inability to design and manufacture high-quality products; (13) the technological obsolescence of current products and the inability to develop new products; (14) the failure to properly manage the distribution of products and services; (15) the inability to protect our proprietary technology and intellectual property; (16) our involvement in time-consuming and costly litigation; (17) the impact of competitive pressures; (18) the challenges in integrating and achieving expected results from acquired businesses; (19) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (20) exposure to additional tax liabilities; and (21) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2017. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1

COGNEX CORPORATION Statements of Operations (Unaudited) Dollars in thousands, except per share amounts

	Three-months Ended			Twelve-months Ended
	December 31, 2017	October 1, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Revenue	$180,365	$259,739	$129,322	$747,950	$520,753
Cost of revenue (1)	40,642	62,360	26,660	168,698	115,590
Gross margin	139,723	197,379	102,662	579,252	405,163
Percentage of revenue	77%	76%	79%	77%	78%
Research, development, and engineering expenses (1)	26,980	26,078	19,440	99,205	78,269
Percentage of revenue	15%	10%	15%	13%	15%
Selling, general, and administrative expenses (1)	60,635	61,054	42,985	220,728	166,110
Percentage of revenue	33%	24%	33%	29%	32%
Operating income	52,108	110,247	40,237	259,319	160,784
Percentage of revenue	29%	42%	31%	35%	31%
Foreign currency gain (loss)	(1,027)	(127)	478	(1,601)	101
Investment and other income	2,923	2,030	2,476	9,204	7,910
Income before income tax expense	54,004	112,150	43,191	266,922	168,795
Income tax expense	80,901	9,802	4,938	89,744	18,968
Net income (loss) from continuing operations	$(26,897)	$102,348	$38,253	$177,178	$149,827
Percentage of revenue	(15)%	39%	30%	24%	29%
Net loss from discontinued operations	—	—	—	—	(255)
Net income (loss)	$(26,897)	$102,348	$38,253	$177,178	$149,572
Percentage of revenue	(15)%	39%	30%	24%	29%

Basic earnings per weighted-average common and common-equivalent share (2):
Net income (loss) from continuing operations	$(0.16)	$0.59	$0.22	$1.02	$0.88
Net loss from discontinued operations	—	—	—	—	—
Net income (loss)	$(0.16)	$0.59	$0.22	$1.02	$0.88

Diluted earnings per weighted-average common and common-equivalent share (2):
Net income (loss) from continuing operations	$(0.16)	$0.57	$0.22	$0.99	$0.86
Net loss from discontinued operations	—	—	—	—	—
Net income (loss)	$(0.16)	$0.57	$0.22	$0.99	$0.86

Weighted-average common and common-equivalent shares outstanding (2):
Basic	173,397	173,234	171,722	173,287	170,676
Diluted	173,397	179,354	176,502	179,551	174,144

Cash dividends per common share (2)	$0.0450	$0.0425	$0.0375	$0.1675	$0.1475
Cash and investments per common share (2)	$4.77	$4.45	$4.34	$4.77	$4.34
Book value per common share (2)	$6.31	$6.55	$5.60	$6.31	$5.60

(1) Amounts include stock option expense, as follows:
Cost of revenue	$477	$520	$257	$1,881	$1,052
Research, development, and engineering	2,932	2,765	1,329	11,022	6,271
Selling, general, and administrative	5,178	4,741	3,089	19,039	13,235
Total stock option expense	$8,587	$8,026	$4,675	$31,942	$20,558

(2) Prior periods share and per share amounts have been adjusted to reflect the 2-for-1 stock split of the Company's common stock that occurred in the fourth quarter of 2017.

Exhibit 2

COGNEX CORPORATION Reconciliation of Selected Items from GAAP to Non-GAAP (Unaudited) Dollars in thousands, except per share amounts

	Three-months Ended			Twelve-months Ended
	December 31, 2017	October 1, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Adjustment for stock option expense and tax benefit for stock option exercises
Operating income (GAAP)	$52,108	$110,247	$40,237	$259,319	$160,784
Stock option expense	8,587	8,026	4,675	31,942	20,558
Operating income (Non-GAAP)	$60,695	$118,273	$44,912	$291,261	$181,342
Percentage of revenue (Non-GAAP)	34%	46%	35%	39%	35%

Net income (loss) from continuing operations (GAAP)	$(26,897)	$102,348	$38,253	$177,178	$149,827
Stock option expense	8,587	8,026	4,675	31,942	20,558
Tax effect on stock option expense	(2,812)	(2,639)	(1,540)	(10,473)	(6,747)
Discrete tax benefit related to employee stock option exercises	(10,995)	(8,620)	(4,643)	(38,569)	(11,889)
Net income (loss) from continuing operations (Non-GAAP)	$(32,117)	$99,115	$36,745	$160,078	$151,749
Percentage of revenue (Non-GAAP)	(18)%	38%	28%	21%	29%

Net income (loss) from continuing operations per diluted weighted-average common and common-equivalent share (GAAP) (1)	$(0.16)	$0.57	$0.22	$0.99	$0.86
Share impact of non-GAAP adjustments identified above (1)	(0.03)	(0.02)	(0.01)	(0.10)	0.01
Net income (loss) from continuing operations per diluted weighted-average common and common-equivalent share (Non-GAAP) (1)	$(0.19)	$0.55	$0.21	$0.89	$0.87

Diluted weighted-average common and common-equivalent shares outstanding (GAAP) (1)	173,397	179,354	176,502	179,551	174,144

Exclusion of tax adjustments
Income before income tax expense (GAAP)	$54,004	$112,150	$43,191	$266,922	$168,795

Income tax expense (GAAP)	$80,901	$9,802	$4,938	$89,744	$18,968
Effective tax rate (GAAP)	150%	9%	11%	34%	11%

Tax adjustments:
Implications of the Tax Cuts and Jobs Act of 2017:
Transition tax on unrepatriated foreign earnings	$101,379	—	—	$101,379	—
Remeasurement of deferred tax positions	12,523	—	—	12,523	—
Recharacterization of certain income	(31,133)	—	—	(31,133)	—
Subtotal	$82,769	—	—	$82,769	—
Discrete tax benefit related to employee stock option exercises	(10,995)	(8,620)	(4,643)	(38,569)	(11,889)
Other discrete tax events	(594)	(1,765)	1,807	(2,502)	475
Income tax expense excluding tax adjustments (Non-GAAP)	$9,721	$20,187	$7,774	$48,046	$30,382
Effective tax rate (Non-GAAP)	18%	18%	18%	18%	18%

Net income from continuing operations excluding tax adjustments (Non-GAAP)	$44,283	$91,963	$35,417	$218,876	$138,413
Percentage of revenue (Non-GAAP)	25%	35%	27%	29%	27%

Net income (loss) from continuing operations per diluted weighted-average common and common-equivalent share (GAAP) (1)	$(0.16)	$0.57	$0.22	$0.99	$0.86
Share impact of non-GAAP adjustments identified above (1)	0.41	(0.06)	(0.02)	0.23	(0.07)
Net income from continuing operations per diluted weighted-average common and common-equivalent share (Non-GAAP) (1)	$0.25	$0.51	$0.20	$1.22	$0.79

Diluted weighted-average common and common-equivalent shares outstanding (GAAP) (1) (2)	180,542	179,354	176,502	179,551	174,144

(1) Prior periods share and per share amounts have been adjusted to reflect the 2-for-1 stock split of the Company's common stock that occurred in the fourth quarter of 2017.
(2) For the fourth quarter of 2017, includes potential common stock equivalents of 7,145 that were excluded in the GAAP net loss per share calculation because they were anti-dilutive.

Exhibit 3

COGNEX CORPORATION Balance Sheets (Unaudited) Dollars in thousands

	December 31, 2017	December 31, 2016
Assets
Cash and investments	$827,984	$745,170
Accounts receivable	119,388	55,438
Unbilled revenue	7,454	2,217
Inventories	67,923	26,984
Property, plant, and equipment	78,048	53,992
Goodwill and intangible assets	126,397	103,592
Other assets	60,676	51,211

Total assets	$1,287,870	$1,038,604

Liabilities and Shareholders' Equity
Accounts payable and accrued expenses	$91,712	$52,369
Deferred revenue and customer deposits	9,969	8,211
Income taxes	84,932	10,554
Other liabilities	5,904	4,871
Shareholders' equity	1,095,353	962,599

Total liabilities and shareholders' equity	$1,287,870	$1,038,604

Exhibit 4

COGNEX CORPORATION Additional Information Schedule (Unaudited) Dollars in thousands

	Three-months Ended			Twelve-months Ended
	December 31, 2017	October 1, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Revenue	$180,365	$259,739	$129,322	$747,950	$520,753

Revenue by geography:
Europe	42%	56%	38%	43%	45%
Americas	32%	20%	32%	28%	30%
Greater China	13%	13%	12%	14%	12%
Other Asia	13%	11%	18%	15%	13%
Total	100%	100%	100%	100%	100%

Revenue by market:
Factory automation	96%	97%	96%	96%	96%
Semiconductor and electronics capital equipment	4%	3%	4%	4%	4%
Total	100%	100%	100%	100%	100%

Exhibit 5

COGNEX CORPORATION Restated Statements of Operations under ASC 606 "Revenue from Contracts with Customers" (Unaudited) Dollars in thousands
	Three-months Ended
	April 2, 2017	July 2, 2017	October 1, 2017	December 31, 2017

Revenue	$139,039	$178,080	$266,042	$182,922
Cost of revenue	32,532	42,164	68,061	44,532
Gross margin	106,507	135,916	197,981	138,390
Percentage of revenue	77%	76%	74%	76%
Research, development, and engineering expenses	22,770	23,377	26,078	26,980
Percentage of revenue	16%	13%	10%	15%
Selling, general, and administrative expenses	46,521	52,518	61,054	60,635
Percentage of revenue	33%	29%	23%	33%
Operating income	37,216	60,021	110,849	50,775
Percentage of revenue	27%	34%	42%	28%
Foreign currency gain (loss)	(263)	(184)	(127)	(1,027)
Investment and other income	2,282	1,969	2,030	2,923
Income before income tax expense	39,235	61,806	112,752	52,671
Income tax expense (benefit)	(6,236)	5,311	10,259	80,418
Net income (loss)	$45,471	$56,495	$102,493	$(27,747)
Percentage of revenue	33%	32%	39%	(15)%

Earnings per weighted-average common and common-equivalent share (1):
Basic	$0.26	$0.33	$0.59	$(0.16)
Diluted	$0.25	$0.32	$0.57	$(0.16)

Weighted-average common and common-equivalent shares outstanding (1):
Basic	172,646	173,278	173,234	173,397
Diluted	178,354	179,228	179,354	173,397

(1) Prior periods share and per share amounts have been adjusted to reflect the 2-for-1 stock split of the Company's common stock that occurred in the fourth quarter of 2017.
Adjustments to certain financial data as a result of the implementation of ASC 606 "Revenue from Contracts with Customers" on Jan. 1, 2018.

	Three-months Ended
	April 2, 2017	July 2, 2017	October 1, 2017	December 31, 2017

Revenue as reported	$134,942	$172,904	$259,739	$180,365
Adjustments to revenue	4,097	5,176	6,303	2,557
Revenue as restated	$139,039	$178,080	$266,042	$182,922

Cost of revenue as reported	28,225	37,471	62,360	40,642
Adjustments to cost of revenue	4,307	4,693	5,701	3,890
Cost of revenue as restated	$32,532	$42,164	$68,061	$44,532

Gross margin as reported	$106,717	$135,433	$197,379	$139,723
Adjustments to gross margin	(210)	483	602	(1,333)
Gross margin as restated	$106,507	135,916	$197,981	$138,390

Gross margin percentage as reported	79%	78%	76%	77%
Adjustments to gross margin percentage	(2)%	(2)%	(2)%	(1)%
Gross margin percentage as restated	77%	76%	74%	76%

Operating income as reported	$37,426	$59,538	$110,247	$52,108
Adjustments to operating income	(210)	483	602	(1,333)
Operating income as restated	$37,216	$60,021	$110,849	$50,775

Operating margin as reported	28%	34%	42%	29%
Adjustments to operating margin	(1)%	—%	—%	(1)%
Operating margin as restated	27%	34%	42%	28%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Senior Director of Investor Relations
susan.conway@cognex.com